Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF REORGANIZATION

BY AND BETWEEN

SECURITY BANK CORPORATION

AND

NEIGHBORS BANCSHARES, INC.

Dated as of November 22, 2005

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5.17	Material Contracts	17
5.18	Legal Proceedings	18
5.19	Reports	18
5.20	Accounting, Tax and Regulatory Matters	18
5.21	Community Reinvestment Act	18
5.22	Privacy of Customer Information	19
5.23	Technology Systems	19
5.24	Bank Secrecy Act Compliance	20
5.25	Neighbors Disclosure Memorandum	20
5.26	Affiliate Agreements	20
5.27	Board Recommendation	20

ARTICLE 6	REPRESENTATIONS AND WARRANTIES OF SBC	20

6.1	Organization, Standing and Power	20
6.2	Authority; No Breach By Agreement	21
6.3	Capital Stock	22
6.4	SBC Subsidiaries	22
6.5	SEC Filings; Financial Statements	23
6.6	Absence of Undisclosed Liabilities	23
6.7	Absence of Certain Changes or Events	24
6.8	Legal Proceedings	24
6.9	Community Reinvestment Act	24

ARTICLE 7	CONDUCT OF BUSINESS PENDING CONSUMMATION	25

7.1	Affirmative Covenants of Each Party	25
7.2	Negative Covenants of Neighbors	25
7.3	Negative Covenants of SBC	27
7.4	Adverse Changes in Condition	27
7.5	Reports	27

ARTICLE 8	ADDITIONAL AGREEMENTS	28

8.1	Registration Statement; Proxy Statement; Shareholder Approval	28
8.2	Nasdaq Listing	29
8.3	Applications	29
8.4	Filings with State Offices	29
8.5	Agreement as to Efforts to Consummate	29
8.6	Investigation and Confidentiality	29
8.7	No Solicitations	30
8.8	Press Releases	31
8.9	Tax Treatment	31
8.10	Charter Provisions	31
8.11	Agreement of Affiliates	31
8.12	Indemnification	32
8.13	Employee Benefits and Contracts	33

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ARTICLE 9	CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE	34

9.1	Conditions to Obligations of Each Party	34
9.2	Conditions to Obligations of SBC	36
9.3	Conditions to Obligations of Neighbors	37

ARTICLE 10	TERMINATION	38

10.1	Termination	38
10.2	Effect of Termination	39
10.3	Non-Survival of Representations and Covenants	39
10.4	Termination Payment	39
10.5	Reimbursement of Expenses	40

ARTICLE 11	MISCELLANEOUS	40

11.1	Definitions	40
11.2	Expenses	50
11.3	Brokers and Finders	50
11.4	Entire Agreement	50
11.5	Amendments	50
11.6	Waivers	51
11.7	Assignment	51
11.8	Notices	51
11.9	Governing Law	52
11.10	Counterparts	52
11.11	Captions; Articles and Sections	52
11.12	Interpretations	52
11.13	Severability	53

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AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of November 22, 2005, by and between SECURITY BANK CORPORATION (“SBKC”), a corporation organized under the laws of the State of Georgia, with its principal office located in Macon, Georgia, and NEIGHBORS BANCSHARES, INC. (“Neighbors”), a corporation organized under the laws of the State of Georgia, with its main office in Alpharetta, Georgia.

Preamble

The respective Boards of Directors of Neighbors and SBKC are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective shareholders. This Agreement provides for the merger of Neighbors with and into SBKC, with SBKC being the surviving corporation of the merger.

Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

1.1 Merger. Subject to the terms and conditions of this Agreement, Neighbors shall be merged with and into SBKC in accordance with the provisions of Section 14-2-1101 et seq. of the GBCC (the “Merger”). SBKC shall be the surviving corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Georgia.

1.2 Time and Place of Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at the office of Troutman Sanders LLP, 600 Peachtree Street, N.E., Suite 5200, Atlanta, Georgia 30308, or at such location as may be mutually agreed upon by the Parties.

1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles or Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of Georgia (the “Effective Time”).

ARTICLE 2

TERMS OF MERGER

2.1 Articles of Incorporation. The Articles of Incorporation of SBKC in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the surviving corporation.

2.2 Bylaws. The Bylaws of SBKC in effect immediately prior to the Effective Time shall be the Bylaws of the surviving corporation until duly amended or repealed.

2.3 Directors and Officers. The officers and directors of SBKC in office immediately prior to the Effective Time shall serve as the officers and directors of SBKC from and after the Effective Time, provided, that at the Effective Time, one director (the “Appointed Director”) who is serving as a member of the Board of Directors of Neighbors immediately prior to the Effective Time shall be elected as a director of SBKC by the SBKC Board of Directors.

ARTICLE 3

MANNER OF CONVERTING SHARES

3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of SBKC, Neighbors, or the shareholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

(a) Each share of capital stock of SBKC issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b) Subject to the conditions set forth herein, each Neighbors Common Stock Equivalent outstanding immediately prior to the Effective Time, other than shares held by Neighbors or with respect to which the holders thereof have perfected dissenters’ rights under Article 13 of the GBCC (the “Dissenting Shares”), shall automatically be converted at the Effective Time into the right to receive (i) cash in an amount equal to a Pro Rata Share of the Cash Consideration and (ii) a number of shares of SBKC Common Stock equal to a Pro Rata Share of the Stock Consideration. Such Neighbors Common Stock Equivalents to be converted are sometimes referred to herein as the “Outstanding Neighbors Shares.”

(c) If, on any proposed Closing Date agreed to by the Parties,

(i) the average closing price of SBKC Common Stock (adjusted proportionately for any stock split, stock dividend, recapitalization, reclassification, or similar transaction that is effected, or for which a record date occurs) for the 20 preceding trading days prior to the date that is five trading days before the proposed Closing Date as reported in The Wall Street Journal (corrected for any typographical errors) (the “Average Closing Price”) is less than or equal to $18.68; and

(ii) the ratio (the “Index Ratio”) of the Average Closing Price to the weighted average closing price (based on market capitalization) for the banks listed in Appendix 1 for the 20 preceding trading days prior to the date that is five trading days before the proposed Closing Date is less than or equal to 80% of the Index Ratio calculated as of the date of the Agreement using $23.35 as the Average Closing Price, then Neighbors shall have the right to renegotiate the Merger Consideration with SBKC. If the Parties are unable to agree upon the Merger Consideration within 15 business days after such proposed Closing Date, then the Agreement will terminate without penalty to either Party.

(d) Notwithstanding any other provision of this Agreement, each holder of Outstanding Neighbors Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of SBKC Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of SBKC Common Stock multiplied by $23.35. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

(e) Each share of Neighbors Common Stock that is not an Outstanding Neighbors Share as of the Effective Time shall be canceled without consideration therefor.

(f) No Dissenting Shares shall be converted in the Merger. All such shares shall be canceled and the holders thereof shall thereafter have only such rights as are granted to dissenting shareholders under Article 13 of the GBCC; provided, however, that if any such shareholder fails to perfect his or her rights as a dissenting shareholder with respect to his or her Dissenting Shares in accordance with Article 13 of the GBCC or withdraws or loses such holder’s Dissenter’s Rights, such shares held by such shareholder shall be treated the same as all other holders of Neighbors Common Stock who at the Effective Time held Outstanding Neighbors Shares.

(g) In the event SBKC or Neighbors changes the number of shares of SBKC Common Stock or Neighbors Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date or effective date thereof is prior to the Effective Time, the Merger Consideration shall be proportionately adjusted.

ARTICLE 4

EXCHANGE OF SHARES

4.1 Exchange Procedures.

(a) Outstanding Shares of Neighbors Common Stock. Prior to the Effective Time, SBKC shall select a transfer agent, bank or trust company to act as exchange agent (the “Exchange Agent”) to effect the delivery of the Merger Consideration to holders of Neighbors Common Stock. At the Effective Time, SBKC shall deliver the Merger Consideration to the Exchange Agent. Promptly following the Effective Time, the Exchange Agent shall send to each holder of Outstanding Neighbors Shares immediately prior to the Effective Time a letter of transmittal (the “Letter of Transmittal”) for use in exchanging certificates previously evidencing shares of Neighbors Common Stock (“Old Certificates”). The Letter of Transmittal will contain instructions with respect to the surrender of Old Certificates and the distribution of cash and certificates representing SBKC Common Stock, which cash and certificates shall be deposited with the Exchange Agent by SBKC as of the Effective Time. If any certificates for shares of SBKC Common Stock are to be issued in a name other than that for which an Old Certificate surrendered or exchanged is issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable. Subject to applicable law and to the extent that the same has not yet been paid to a public official pursuant to applicable abandoned property laws, upon surrender of his or her Old Certificates, the holder thereof shall be paid the consideration to which he or she is entitled. All such property, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered Old Certificates and unclaimed at the end of one year after the Effective Time, shall at such time be paid or redelivered by the Exchange Agent to SBKC, and after such time any holder of an Old Certificate who has not surrendered such certificate shall, subject to applicable laws and to the extent that the same has not yet been paid to a public official pursuant to applicable abandoned property laws, look as a general creditor only to SBKC for payment or delivery of such property. In no event will any holder of Neighbors Common Stock exchanged in the Merger be entitled to receive any interest on any amounts held by the Exchange Agent or SBKC of the Merger Consideration.

(b) Outstanding Neighbors Stock Options and Warrants. Neighbors shall provide a schedule to the Exchange Agent which sets forth the Neighbors stock options and warrants that are converted in the Merger pursuant to Section 3.1(b). The Exchange Agent shall issue the consideration to which such holder is entitled under this Section 4.1(b) together with any consideration to be delivered to such holder pursuant to Section 4.1(a) upon his or her compliance with the procedures set forth herein. Neighbors shall be required to provide SBKC prior to the Closing Date copies of all agreements evidencing all stock options and warrants listed on the schedule to be provided to the Exchange Agent pursuant to this Section 4.1.

4.2 Rights of Former Neighbors Shareholders. At the Effective Time, the stock transfer books of Neighbors shall be closed as to holders of Neighbors Common Stock immediately prior to the Effective Time and no transfer of Neighbors Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Old Certificate theretofore representing Outstanding Neighbors Shares shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 in exchange therefor. To the extent permitted by Law, former shareholders of record of Neighbors shall be entitled to vote after the Effective Time at any meeting of SBKC shareholders the number of whole shares of SBKC Common Stock into which their respective shares of Neighbors Common Stock are converted, regardless of whether such holders have exchanged their Old Certificates for certificates representing SBKC Common Stock in accordance with the provisions of this Agreement.

Whenever a dividend or other distribution is declared by SBKC on the SBKC Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of SBKC Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of SBKC Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Old Certificate until such holder surrenders such Old Certificate for exchange as provided in Section 4.1. However, upon surrender of such Old Certificate, both the SBKC Common Stock certificate and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Old Certificate.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF NEIGHBORS

Neighbors hereby represents and warrants to SBKC as follows:

5.1 Organization, Standing, and Power. Neighbors is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia and is duly registered as a bank holding company under the BHC Act, and Neighbors Bank is a bank duly organized, validly existing and in good standing under the Laws of the State of Georgia. Each has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Each of the Neighbors Entities is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. The minute book and other organizational documents for each of the Neighbors Entities have been made available to SBKC for its review and, except as disclosed in Section 5.1 of the Neighbors Disclosure Memorandum, accurately reflect all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

5.2 Authority of Neighbors; No Breach By Agreement.

(a) Neighbors has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Neighbors. Subject to the requisite approval by Neighbors’ shareholders and any applicable Consents of Regulatory Authorities, this Agreement represents a legal, valid, and binding obligation of Neighbors, enforceable against Neighbors in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by Neighbors, nor the consummation by Neighbors of the transactions contemplated hereby, nor compliance by Neighbors with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Neighbors’ Articles of Incorporation or Bylaws or any resolution adopted by the board of directors or the shareholders of Neighbors that is currently in effect, or (ii) except as disclosed in Section 5.2(b) of the Neighbors Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Neighbors Entity under, any Contract or Permit of the Neighbors Entities, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to the Neighbors Entities or any of their Assets (including any SBKC Entity or Neighbors Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any SBKC Entity or Neighbors Entity being reassessed or revalued by any Taxing authority).

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Neighbors of the Merger and the other transactions contemplated in this Agreement.

5.3 Capital Stock.

(a) The authorized capital stock of Neighbors consists of (i) 10,000,000 shares of $0.50 par value per share Neighbors Common Stock, of which 1,157,800 shares are issued and outstanding and (ii) 10,000,000 shares of no par value per share preferred stock, of which no shares are issued and outstanding. All of the issued and outstanding shares of capital stock of Neighbors are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of capital stock of Neighbors has been issued in violation of any preemptive rights of the current or past shareholders of Neighbors.

(b) The authorized capital stock of Neighbors Bank consists of 10,000,000 shares of $5.00 par value per share common stock, of which 1,180,000 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of Neighbors Bank are duly and validly issued and outstanding and are fully paid and nonassesable, and none of the outstanding shares of capital stock of Neighbors Bank has been issued in violation of any preemptive rights.

(c) Except as set forth in Section 5.3(a) and (b) of this Agreement or in Section 5.3(c) of the Neighbors Disclosure Memorandum, there are no shares of capital stock, preferred stock or other equity securities of Neighbors or Neighbors Bank outstanding and no outstanding Equity Rights relating to the capital stock of any Neighbors Entity. Any outstanding Equity Rights disclosed in Section 5.3(c) of the Neighbors Disclosure Memorandum will either be exercised or cancelled prior to the Closing or cancelled in connection with the conversion of the Neighbors Common Stock Equivalents in the Merger pursuant to Section 3.1(b) of this Agreement.

5.4 Neighbors Subsidiaries. Except as described in Section 5.4 of the Neighbors Disclosure Memorandum: (i) Neighbors has no Subsidiaries other than Neighbors Bank and does not own, for its own account, any stocks, options, calls, warrants or rights to acquire stock or other equity in any partnership, limited liability company or corporation; (ii) Neighbors owns all of the issued and outstanding capital stock of Neighbors Bank and (iii) all of such shares are held free and clear of any Lien.

5.5 SEC Filings; Financial Statements.

(a) Neighbors has timely filed and made available to SBKC all SEC Documents required to be filed by Neighbors since December 31, 2002 (the “Neighbors SEC Reports”). The Neighbors SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Neighbors SEC Reports or necessary in order to make the statements in such Neighbors SEC Reports, in light of the circumstances under which they were made, not misleading. Neighbors Bank is not required to file any SEC Documents.

(b) Each of the Neighbors Financial Statements (including, in each case, any related notes) contained in the Neighbors SEC Reports, including any Neighbors SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q SB of the SEC), and fairly presented in all material respects the consolidated financial position of Neighbors and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim consolidated financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

5.6 Absence of Undisclosed Liabilities. Neighbors has no Liabilities of a nature required to be reflected on a consolidated balance sheet prepared in accordance with GAAP, except Liabilities that are accrued or reserved against in the consolidated balance sheet of Neighbors as of September 30, 2005, included in the Neighbors Financial Statements or reflected in the notes thereto. Neighbors has not incurred or paid any Liability since December 31, 2004, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and that are not reasonably likely to have, individually or in the aggregate, a Neighbors Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

5.7 Loan and Investment Portfolios. As of the date of this Agreement, all loans, discounts and financing leases reflected on the Neighbors Financial Statements were, and with respect to the Neighbors Financial Statements delivered as of the dates subsequent to the execution of this Agreement, will be as of the dates thereof, (i) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business, (ii) evidenced by genuine notes, agreements or other evidences of indebtedness and (iii) to the extent secured, have been secured by valid liens and security interests that have been perfected. Except as specifically set forth in Section 5.7 of the Neighbors Disclosure Memorandum, no Neighbors Entity is a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) known by the Neighbors Entities to be otherwise in Default for more than 30 days, (iii) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by Neighbors, Neighbors Bank, the FDIC or the Georgia Department of Banking and Finance, or (iv) an obligation of any director, executive officer or 10% shareholder of any Neighbors Entity who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.

5.8 Absence of Certain Changes or Events. Since September 30, 2005, except as disclosed in the Neighbors Financial Statements delivered prior to the date of this Agreement or in Section 5.8 of the Neighbors Disclosure Memorandum or as contemplated in this Agreement, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Neighbors Material Adverse Effect, (ii) Neighbors has not declared, set aside for payment or paid any dividend to holders of, or declared or made any distribution on, any shares of Neighbors Common Stock and (iii) the Neighbors Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of the Neighbors Entities provided in Article 7. Except as may result from the transactions contemplated by this Agreement, none of the Neighbors Entities have, since the date of the Neighbors Financial Statements delivered prior to the date of this Agreement:

(a) except as set forth in Section 5.8(a) of the Neighbors Disclosure Memorandum, borrowed any money other than deposits or overnight fed funds or entered into any capital lease or leases; or, except in the ordinary course of business and consistent with past practices: (i) lent any money or pledged any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgaged or otherwise subjected to any Lien any of its assets, sold, assigned or transferred any of its assets in excess of $100,000 in the aggregate or (iv) incurred any other Liability or loss representing, individually or in the aggregate, over $100,000;

(b) suffered over $100,000 in damage, destruction or loss to immovable or movable property, whether or not covered by insurance;

(c) experienced any material adverse change in Asset concentrations as to customers or industries or in the nature and source of its Liabilities or in the mix or interest-bearing versus noninterest-bearing deposits;

(d) except as set forth in Section 5.8(d) of the Neighbors Disclosure Memorandum, had any customer with a loan or deposit balance of more than $500,000 terminate, or received notice of such customer’s intent to terminate, its relationship with a Neighbors Entity;

(e) failed to operate its business in the ordinary course consistent with past practices, or failed to use reasonable efforts to preserve its business or to preserve the goodwill of its customers and others with whom it has business relations;

(f) except as set forth in Section 5.8(f) of the Neighbors Disclosure Memorandum, forgiven any debt owed to it in excess of $100,000, or canceled any of its claims or paid any of its noncurrent obligations or Liabilities;

(g) except as set forth in Section 5.8(g) of the Neighbors Disclosure Memorandum, made any capital expenditure or capital addition or betterment in excess of $100,000;

(h) except as set forth in Section 5.8(h) of the Neighbors Disclosure Memorandum, entered into any agreement requiring the payment, conditionally or otherwise, of any salary, bonus, extra compensation (including payments for unused vacation or sick time), pension or severance payment to any of its present or former directors, officers or employees, except such agreements as are terminable at will without any penalty or other payment by it or increased (except for increases of not more than 5% consistent with past practices) the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar payments) of any such person whose annual compensation would, following such increase, exceed $100,000;

(i) except as required in accordance with GAAP, changed any accounting practice followed or employed in preparing the Neighbors Financial Statements;

(j) entered into any agreement, contract or commitment to do any of the foregoing; or

(k) authorized or issued any additional shares of Neighbors Common Stock, preferred stock, or Equity Rights.

5.9 Tax Matters.

(a) All Tax Returns required to be filed by or on behalf of the Neighbors Entities have been timely filed or requests for extensions have been timely filed, granted, and have not expired for all periods ended on or before the date of the most recent fiscal year end immediately preceding the Effective Time and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the Neighbors Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.9 of the Neighbors Disclosure Memorandum. Neighbors’ federal income Tax Returns have not been audited by the IRS. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the Neighbors Entities.

(b) The Neighbors Entities have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

(c) The provision for any Taxes due or to become due for Neighbors for the period or periods through and including the date of the respective Neighbors Financial Statements that has been made and is reflected on such Neighbors Financial Statements is sufficient to cover all such Taxes.

(d) Deferred Taxes of Neighbors have been provided for in accordance with GAAP.

(e) The Neighbors Entities are in compliance with, and their respective records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

(f) None of the Neighbors Entities have experienced a change in ownership with respect to their respective stock, within the meaning of Section 382 of the Internal Revenue Code, other than the ownership change that will occur as a result of the transactions contemplated by this Agreement.

5.10 Allowance for Possible Loan Losses. The allowance for possible loan or credit losses (the “Allowance”) shown on the consolidated balance sheets of Neighbors included in the Neighbors Financial Statements and the Allowance shown on the consolidated balance sheets of Neighbors as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of Neighbors and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by Neighbors as of the dates thereof.

5.11 Assets.

(a) Except as disclosed in Section 5.11 of the Neighbors Disclosure Memorandum or as disclosed or reserved against in the Neighbors Financial Statements delivered prior to the date of this Agreement, the Neighbors Entities have good and marketable title, free and clear of all Liens, to their respective Assets, except for (i) mortgages and encumbrances that secure indebtedness that is properly reflected in the Neighbors Financial Statements or that secure deposits of public funds as required by law; (ii) Liens for taxes accrued but not yet payable; (iii) Liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such Liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or Assets or the potential sale of any of such owned properties or Assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. All tangible properties used in the business of the Neighbors Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with such Neighbors Entity’s past practices. All Assets which are material to the Neighbors Entities’ business on a consolidated basis, held under leases or subleases by any of the Neighbors Entities, are held under valid Contracts enforceable against the Neighbors Entities in accordance with their respective terms (except as enforceability may be limited by applicable Bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

(b) The Neighbors Entities have paid all amounts due and payable under any insurance policies and guarantees applicable to the Neighbors Entities and their Assets and operations; all such insurance policies and guarantees are in full force and effect, and all the Neighbors Entities’ material properties are insured against fire, casualty, theft, loss, and such other events against which it is customary to insure, all such insurance policies being in amounts and with deductibles that are adequate and are consistent with past practice and experience. None of the Neighbors Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case $10,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any Neighbors Entity under such policies.

(c) With respect to each lease of any real property or personal property to which any Neighbors Entity is a party (whether as lessee or lessor), except for financing leases in which a Neighbors Entity is lessor, (i) such lease is in full force and effect in accordance with its terms by the Neighbors Entity; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid by the Neighbors Entity; (iii) there exists no Default under such lease by the Neighbors Entity; and (iv) upon receipt of the consents described in Section 5.11(c) of the Neighbors Disclosure Memorandum, the Merger will not constitute a default or a cause for termination or modification of such lease.

(d) Neighbors has no legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its Assets or to sell or dispose of any of its Assets except in the ordinary course of business consistent with past practices.

(e) The Neighbors Entities’ Assets include all material Assets required to operate the business of the Neighbors Entities as presently conducted.

5.12 Intellectual Property. The Neighbors Entities own or have a license to use all of the Intellectual Property used by the Neighbors Entities in the course of their business. The Neighbors Entities are the owner of or have a license to any Intellectual Property sold or licensed to a third party by the Neighbors Entities in connection with the Neighbors Entities’ business operations, and the Neighbors Entities have the right to convey by sale or license any Intellectual Property so conveyed. The Neighbors Entities have not received notice of Default under any of their Intellectual Property licenses. No proceedings have been instituted, or are pending or overtly threatened, that challenge the rights of the Neighbors Entities with respect to Intellectual Property used, sold or licensed by the Neighbors Entities in the course of their business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the Neighbors Entities’ business does not infringe any Intellectual Property of any other person. Except as disclosed in Section 5.12 of the Neighbors Disclosure Memorandum, the Neighbors Entities are not obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 5.12 of the Neighbors Disclosure Memorandum, no officer, director or employee of the Neighbors Entities is a party to any Contract that restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any Neighbors Entity.

5.13 Environmental Matters.

(a) Except as disclosed in Section 5.13(a) of the Neighbors Disclosure Memorandum, the Neighbors Entities, their Participation Facilities, and their Operating Properties are, and have been, in compliance with all Environmental Laws.

(b) Except as disclosed in Section 5.13(b) of the Neighbors Disclosure Memorandum, there is no Litigation pending or overtly threatened before any court, governmental agency, or authority or other forum in which the Neighbors Entities or any of their Operating Properties or Participation Facilities (or Neighbors in respect of such Operating Property or Participation Facility) has been or, with respect to overtly threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the Release into the indoor or outdoor Environment of any Hazardous Material, whether or not occurring in, at, on, under, about, adjacent to, or affecting (or potentially affecting) an Asset currently or formerly owned, leased, or operated by the Neighbors Entities or any of their Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence.

(c) During the period of (i) the Neighbors Entities’ ownership or operation of any of its Assets, (ii) the Neighbors Entities’ participation in the management of any Participation Facility, or (iii) the Neighbors Entities’ holding of a security interest in a Operating Property, there has been no Release of any Hazardous Material in, at, on, under, about, adjacent to, or affecting (or potentially affecting) such properties. Prior to the period of (i) the Neighbors Entities’ ownership or operation of any of its Assets, (ii) the Neighbors Entities’ participation in the management of any Participation Facility, or (iii) the Neighbors Entities’ holding of a security interest in a Operating Property, there was no Release of any Hazardous Material in, at, on, under, about, or affecting any such property, Participation Facility or Operating Property. No lead-based paint or asbestos in any form is present in, at, on, under, about, or affecting (or potentially affecting) any Asset.

(d) The Neighbors Entities have delivered to SBKC true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Neighbors pertaining to Hazardous Materials in, at, on, under, about, or affecting (or potentially affecting) any Asset, or concerning compliance by the Neighbors Entities or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

(e) There are no aboveground or underground storage tanks, whether in use or closed, in, at, on, under any Asset. Section 5.13(e) of the Neighbors Disclosure Memorandum contains a detailed description of all above-ground or underground storage tanks removed by or on behalf of the Neighbors Entities at or from any Asset. Any such tank removals were performed in accordance with Environmental Laws and no soil or groundwater contamination resulted from the operation or removal of such tanks.

5.14 Compliance with Laws. Neighbors Bank is a state bank whose deposits are and will at the Effective Time be insured by the FDIC and has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. Except as disclosed in Section 5.14 of the Neighbors Disclosure Memorandum, none of the Neighbors Entities are:

(a) in Default under any of the provisions of their respective Articles of Incorporation or Bylaws (or other governing instruments);

(b) in Default under any Laws, Orders, or Permits applicable to their business or employees conducting their respective businesses; or

(c) since January 1, 2005, in receipt of any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Neighbors Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits or (iii) requiring any Neighbors Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its respective business or in any manner relates to capital adequacy, credit or reserve policies or management.

Copies of all reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to SBKC.

5.15 Labor Relations. The Neighbors Entities are not a party to any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization or other employee representative to wages or conditions of employment, nor are the Neighbors Entities party to any collective bargaining agreement, nor is there any pending or threatened strike, slowdown, picketing, work stoppage or other labor dispute involving any Neighbors Entity. To the Knowledge of Neighbors, there is no activity involving any of Neighbors Entities’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

5.16 Employee Benefit Plans.

(a) The Neighbors Entities have listed in Section 5.16 of the Neighbors Disclosure Memorandum, and have delivered or made available to SBKC prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, employee stock ownership, deferred compensation, stock option, employee stock ownership, severance pay, vacation, cash or stock bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by the Neighbors Entities or ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the “Neighbors Benefit Plans”). Any of the Neighbors Benefit Plans that is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “Neighbors ERISA Plan.” No Neighbors ERISA Plan is intended to be qualified under Section 401(a) of the Internal Revenue Code.

(b) All Neighbors Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws. The Neighbors Entities have not engaged in a transaction with respect to any Neighbors Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Neighbors Entities to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

(c) Except as disclosed in Section 5.16 of the Neighbors Disclosure Memorandum, the Neighbors Entities have no Liability for retiree health and retiree life benefits under any of the Neighbors Benefit Plans and there are no restrictions on the rights of the Neighbors Entities to amend or terminate any such retiree health or retiree life benefit Plan without incurring any Liability thereunder.

(d) Except as disclosed in Section 5.16 of the Neighbors Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of the Neighbors Entities from any of the Neighbors Entities under any Neighbors Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Neighbors Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(e) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of the Neighbors Entities and their respective beneficiaries, have been fully reflected on the Neighbors Financial Statements to the extent required by and in accordance with GAAP.

(f) Each nonqualified deferred compensation plan, within the meaning of Section 409A of the Internal Revenue Code, maintained by the Neighbors Entities on or after January 1, 2005, has been operated in compliance with the requirements of Section 409A (or an available exemption therefrom) such that amounts of compensation deferred thereunder will not be includible in gross income under Section 409A prior to the distribution of benefits in accordance with the terms of the plan and will not be subject to the additional tax under Section 409A(a)(1)(B)(ii).

5.17 Material Contracts. Except as disclosed in Section 5.17 of the Neighbors Disclosure Memorandum or otherwise reflected in the Neighbors Financial Statements, neither the Neighbors Entities nor any of their respective Assets, businesses, or operations that they are a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by any Neighbors Entity or the guarantee by any Neighbors Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract that prohibits or restricts the Neighbors Entities from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course of business with customers), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by the Neighbors Entities, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $100,000), and (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet that is a financial derivative Contract (the “Neighbors Contracts”). With respect to each Neighbors Contract and except as disclosed in Section 5.17 of the Neighbors Disclosure Memorandum: (i) the Contract is in full force and effect against the applicable Neighbors Entity; (ii) the Neighbors Entity is not in Default thereunder; (iii) the Neighbors Entity has not repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is in Default in any respect, or has repudiated or waived any material provision thereunder. All of the indebtedness of the Neighbors Entities for money borrowed is prepayable at any time by the Neighbors Entities without penalty or premium.

5.18 Legal Proceedings. There is no Litigation instituted, pending or overtly threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of a material unfavorable outcome) against the Neighbors Entities, or against any employee benefit plan of the Neighbors Entities, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Neighbors Entity. Section 5.18 of the Neighbors Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any Neighbors Entity is a party and that names any Neighbors Entity as a defendant or cross-defendant or for which any Neighbors Entity has any potential Liability in excess of $50,000.

5.19 Reports. Since December 31, 2004, the Neighbors Entities have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file with Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.20 Accounting, Tax and Regulatory Matters. Neighbors has not taken or agreed to take any action and has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

5.21 Community Reinvestment Act. Neighbors has complied in all material respects with the provisions of the Community Reinvestment Act (“CRA”) and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory,” has received no material criticism from regulators with respect to discriminatory lending practices, and has no Knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

5.22 Privacy of Customer Information.

(a) Neighbors Bank is the sole owner or, in the case of participated loans, a co-owner with the other participant(s), of all individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to the SBKC Entities pursuant to this Agreement and the other transactions contemplated hereby. For purposes of this Section 5.22, “IIPI” shall include any information relating to an identified or identifiable natural person.

(b) The collection and use of such IIPI by Neighbors Bank, the transfer of such IIPI to the SBKC Entities, and the use of such IIPI by the SBKC Entities as contemplated by this Agreement complies with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy law, and any contract or industry standard relating to privacy.

5.23 Technology Systems.

(a) Except to the extent indicated in Schedule 5.23 of the Neighbors Disclosure Memorandum, no action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property that are used by the Neighbors Entities (collectively, the “Technology Systems”) to continue by the SBKC Entities to the same extent and in the same manner that it has been used by the Neighbors Entities.

(b) The Technology Systems (for a period of 18 months prior to the Effective Date) have not suffered unplanned disruption causing a Neighbors Material Adverse Effect. Except for ongoing payments due under relevant third party agreements, the Technology Systems are free from any Liens. Access to business critical parts of the Technology Systems is not shared with any third party.

(c) Details of Neighbors’ disaster recovery and business continuity arrangements have been provided to SBKC with the Neighbors Disclosure Memorandum.

(d) The Neighbors Entities have not received notice of or are aware of any material circumstances including, without limitation, the execution of this Agreement, that would enable any third party to terminate any of the Neighbors Entities’ agreements or arrangements relating to the Technology Systems (including maintenance and support).

5.24 Bank Secrecy Act Compliance. The Neighbors Entities are in compliance in all material respects with the provisions of the Bank Secrecy Act of 1970, as amended (the “Bank Secrecy Act”), and all regulations promulgated thereunder including, but not limited to, those provisions of the Bank Secrecy Act that address suspicious activity reports and compliance programs. The Neighbors Entities have implemented a Bank Secrecy Act compliance program that adequately covers all of the required program elements as required by 12 C.F.R. §21.21.

5.25 Neighbors Disclosure Memorandum. Neighbors has delivered to SBKC a memorandum (the “Neighbors Disclosure Memorandum”) containing certain information regarding the Neighbors Entities as indicated at various places in this Agreement. All information set forth in the Neighbors Disclosure Memorandum shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of Neighbors under this Article 5. The information contained in the Neighbors Disclosure Memorandum shall be deemed to be part of and qualify all representations and warranties contained in this Article 5 and the covenants in Article 7 to the extent applicable.

5.26 Affiliate Agreements. Each of the directors of Neighbors has executed and delivered to SBKC an agreement in substantially the form of Exhibit “A” (collectively, the “Neighbors Affiliate Agreements”).

5.27 Board Recommendation. The Board of Directors of Neighbors, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the Neighbors Affiliate Agreements and the transactions contemplated thereby, taken together, are fair to and in the best interests of the shareholders and (ii) resolved to recommend that the holders of the shares of Neighbors Common Stock approve this Agreement.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF SBKC

SBKC hereby represents and warrants to Neighbors as follows:

6.1 Organization, Standing and Power. SBKC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia, and is duly registered as a Bank holding company under the BHC Act. SBKC has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. SBKC is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.

6.2 Authority; No Breach By Agreement.

(a) SBKC has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of SBKC. Subject to receipt of the requisite Consents of Regulatory Authorities, this Agreement represents a legal, valid, and binding obligation of SBKC, enforceable against SBKC in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by SBKC, nor the consummation by SBKC of the transactions contemplated hereby, nor compliance by SBKC with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of SBKC’s Articles of Incorporation or Bylaws or the certificate or articles of incorporation or bylaws of any SBKC Subsidiary or any resolution adopted by the board of directors or the shareholders of any SBKC Entity that is currently in effect, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any SBKC Entity under, any Contract or Permit of any SBKC Entity or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any SBKC Entity or any of their respective material Assets (including any SBKC Entity or Neighbors becoming subject to or liable for the payment of any Tax or any of the Assets owned by any SBKC Entity or Neighbors being reassessed or revalued by any Taxing authority).

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the Nasdaq National Market, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by SBKC of the Merger and the other transactions contemplated in this Agreement.

6.3 Capital Stock.

(a) The authorized capital stock of SBKC consists of 25,000,000 shares of SBKC Common Stock, of which 12,912,427 shares are issued and outstanding. All of the issued and outstanding shares of SBKC Common Stock are, and all of the shares of SBKC Common Stock to be issued in exchange for shares of Neighbors Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the GBCC. None of the outstanding shares of SBKC Common Stock has been, and none of the shares of SBKC Common Stock to be issued in exchange for shares of Neighbors Common Stock Equivalents upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of SBKC.

(b) Except as set forth in Section 6.3(a) of this Agreement or in Section 6.3(b) of the SBKC Disclosure Memorandum, there are no shares of capital stock, preferred stock or other equity securities of SBKC outstanding and no outstanding Equity Rights relating to the capital stock of SBKC.

6.4 SBKC Subsidiaries. Except as disclosed in Section 6.4 of the SBKC Disclosure Memorandum, SBKC or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each SBKC Subsidiary. No capital stock (or other equity interest) of any SBKC Subsidiary is or may become required to be issued (other than to another SBKC Entity) by reason of any Equity Rights, and there are no Contracts by which any SBKC Subsidiary is bound to issue (other than to another SBKC Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any SBKC Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any SBKC Subsidiary (other than to another SBKC Entity). There are no Contracts relating to the rights of any SBKC Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any SBKC Subsidiary. All of the shares of capital stock (or other equity interests) of each SBKC Subsidiary held by an SBKC Entity are fully paid and (except pursuant to 12 U.S.C. Section 55 in the case of national Banks and comparable, applicable state Law, if any, in the case of state depository institutions) nonassessable and are owned by the SBKC Entity free and clear of any Lien, except as disclosed in Section 6.4 of the SBKC Disclosure Memorandum. Each SBKC Subsidiary is either a bank, a Connecticut Statutory Trust, or a corporation, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each SBKC Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. Each SBKC Subsidiary that is a depository institution is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

6.5 SEC Filings; Financial Statements.

(a) SBKC has timely filed and made available to Neighbors all SEC Documents required to be filed by SBKC since December 31, 2002 (the “SBKC SEC Reports”). The SBKC SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SBKC SEC Reports or necessary in order to make the statements in such SBKC SEC Reports, in light of the circumstances under which they were made, not misleading. No SBKC Subsidiary is required to file any SEC Documents.

(b) Each of the SBKC Financial Statements (including, in each case, any related notes) contained in the SBKC SEC Reports, including any SBKC SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of SBKC and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim consolidated financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

6.6 Absence of Undisclosed Liabilities. No SBKC Entity has any Liabilities of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, except Liabilities that are accrued or reserved against in the consolidated balance sheets of SBKC as of September 30, 2005, included in the SBKC Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No SBKC Entity has incurred or paid any Liability since December 31, 2004, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and that are not reasonably likely to have, individually or in the aggregate, a SBKC Material Adverse Effect, or (ii) in connection with the transactions contemplated by this Agreement.

6.7 Absence of Certain Changes or Events. Since September 30, 2005, except as disclosed in the SBKC Financial Statements delivered prior to the date of this Agreement or in Section 6.7 of the SBKC Disclosure Memorandum, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, an SBKC Material Adverse Effect, and (ii) none of the SBKC Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of SBKC provided in Article 7.

6.8 Legal Proceedings.

(a) There is no Litigation instituted, pending or overtly threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any SBKC Entity, or against any director, employee or employee benefit plan of any SBKC Entity, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any SBKC Entity, that in any case would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K that are not so disclosed.

(b) There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any SBKC Entity as a result of examination by any bank or bank holding company regulatory authority.

(c) No SBKC Entity is subject to any written agreement, memorandum or order or decree with or by any bank or bank holding company regulatory authority, nor has any SBKC Entity been advised by any regulatory agency that it is considering issuing or requesting any such written agreement, memorandum, letter, order or decree.

6.9 Community Reinvestment Act. SBKC has complied in all material respects with the provisions of the CRA and the rules and regulations thereunder, has a CRA rating of not less than of not less than “satisfactory,” and has received no material criticism from regulators with respect to discriminatory lending practices, and has no Knowledge of any conditions or circumstances that are likely to result in CRA ratings of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

ARTICLE 7

CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1 Affirmative Covenants of Each Party. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact its business organization and material Assets and maintain its rights and franchises, and (iii) take no action that would (A) materially adversely affect the ability of either Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (B) materially adversely affect the ability of either Party to perform its covenants and agreements under this Agreement.

7.2 Negative Covenants of Neighbors. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of SBKC shall have been obtained, which consent shall not be unreasonably withheld, and except as otherwise expressly contemplated herein, Neighbors covenants and agrees that the Neighbors Entities will not do or agree or commit to do any of the following:

(a) amend their Articles of Incorporation, Bylaws or other governing instruments, or

(b) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $100,000 except in the ordinary course of business of Neighbors consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of the Neighbors Entities of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Neighbors Disclosure Memorandum); or

(c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans or in connection with the exercise of its existing options and warrants), directly or indirectly, any shares, or any securities convertible into any shares, of Neighbors’ capital stock, or declare or pay any dividend or make any other distribution in respect of Neighbors’ capital stock; or

(d) issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Neighbors Common Stock or any other capital stock of any Neighbors Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right; or

(e) adjust, split, combine or reclassify any shares of Neighbors Common Stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Neighbors Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset having a book value in excess of $100,000 other than in the ordinary course of business for reasonable and adequate consideration; or

(f) except for purchases of U.S. Treasury securities, U.S. Government agency securities or obligations of the State of Georgia, or any subdivisions thereof that have maturities of seven years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

(g) enter into or amend any employment Contract with any Person (unless such amendment is required by Law or this Agreement) that such Neighbors Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

(i) adopt any new employee benefit plan or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of the Neighbors Entities other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law or contemplated by this Agreement, the terms of such plans or consistent with past practice; or

(j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

(k) commence any Litigation other than in accordance with past practice, or settle any Litigation involving any Liability of the Neighbors Entities for over $100,000 in money damages or any restrictions upon the operations of the Neighbors Entities; or

(l) except in the ordinary course of business, enter into, modify, amend or terminate any Contract (including any loan Contract with an unpaid balance) or waive, release, compromise or assign any right or claim in an amount exceeding $100,000.

7.3 Negative Covenants of SBKC. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Neighbors shall have been obtained, which consent shall not be unreasonably withheld, and except as otherwise expressly contemplated herein, SBKC covenants and agrees that it will not do or agree or commit to amend the Articles of Incorporation or Bylaws of SBKC, in each case, in any manner adverse to the holders of Neighbors Common Stock.

7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries that (i) is reasonably likely to have, individually or in the aggregate, a Neighbors Material Adverse Effect or an SBKC Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly remedy the same.

7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed.

7.6 Loan Portfolio Review. SBKC shall have the right to perform due diligence reviews of Neighbors’ lending activities at 45-day intervals between the date of this Agreement and the Effective Time. SBKC shall not perform more than three such reviews between the date of this Agreement and the Effective Time.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1 SBKC Registration Statement.

(a) SBKC will promptly prepare and file on Form S-4 a Registration Statement (which will include the Proxy Statement) complying with all the requirements of the 1933 Act (and the rules and regulations thereunder) applicable thereto, for the purpose, among other things, of registering the SBKC Common Stock that will be issued to the holders of Neighbors Common Stock pursuant to the Merger. SBKC shall use commercially reasonable efforts to cause the Registration Statement to become effective as soon as practicable, to qualify the SBKC Common Stock under the Securities Laws of such jurisdictions as may be required and to keep the Registration Statement and such qualifications current and in effect for so long as is necessary to consummate the transactions contemplated hereby. As a result of the registration of the SBKC Common Stock pursuant to the Registration Statement, such stock shall be freely tradable by the shareholders of Neighbors except to the extent that the transfer of any shares of SBKC Common Stock received by shareholders of Neighbors is subject to the provisions of Rule 145 under the Securities Act or restricted under applicable Tax rules. Neighbors and its counsel shall have reasonable opportunity to review and comment on the Registration Statement being filed with the SEC and any responses filed with the SEC regarding the Registration Statement.

(b) Each of the Parties will cooperate in the preparation of the Registration Statement and Proxy Statement that complies with the requirements of the Securities Laws, for the purpose of submitting this Agreement and the transactions contemplated hereby to Neighbors’ shareholders for approval. Each of the Parties will as promptly as practicable after the date hereof furnish all such data and information relating to it and its Subsidiaries, as applicable, as the other Party may reasonably request for the purpose of including such data and information in the Registration Statement and the Proxy Statement. None of the information to be supplied by Neighbors for inclusion in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact required to be stated therein or necessary to make the statements therein, not misleading, (ii) the Proxy Statement will, at the date it is first mailed to Neighbors’ shareholders and at the time of the Neighbors shareholders’ meeting (except to the extent amended or supplemented by a subsequent communication), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (iii) any other document filed with any other regulatory agency in connection herewith will, at the time such document is filed, fail to comply as to form in all material respects with the provisions of applicable Law. The Proxy Statement will comply as to form in all material respects with the requirements of the 1934 Act and the rules and regulations thereunder, except that no representation or warranty is made by Neighbors with respect to statements made or incorporated by reference therein based on information supplied by any SBKC Entity for inclusion or incorporation by reference in the Proxy Statement.

8.2 Nasdaq Listing. SBKC shall list, prior to or at the Effective Time, on the Nasdaq National Market the shares of SBKC Common Stock to be issued to the holders of Neighbors Common Stock Equivalents pursuant to the Merger, and SBKC shall give all notices and make all filings with the Nasdaq National Market required in connection with the transactions contemplated herein.

8.3 Applications. SBKC shall prepare and file, and Neighbors shall cooperate in the preparation and, where appropriate, filing, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

8.4 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, SBKC shall execute and file Articles or a Certificate of Merger with the Secretary of State of Georgia in connection with the Closing.

8.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

8.6 Investigation and Confidentiality.

(a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

(b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof and all work papers containing confidential information received from the other Party.

(c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Neighbors Material Adverse Effect or an SBKC Material Adverse Effect, as applicable.

8.7 No Solicitations.

(a) Except as contemplated by Section 8.7(c) of this Agreement and prior to the Effective Time or until the termination of this Agreement, Neighbors shall not, without the prior written approval of SBKC,

(i) directly or indirectly solicit or initiate inquiries or proposals with respect to, furnish any information regarding, enter into any Contract with respect to or participate in any Acquisition Proposal; or

(ii) withdraw its recommendation to the Neighbors shareholders regarding the Merger or make a recommendation regarding any Acquisition Transaction.

(b) Neighbors shall instruct its officers, directors, agents and affiliates to refrain from doing any of the above and will notify SBKC immediately if any such inquiries or proposals are received by it, any such information is requested from it, or any such negotiations or discussions are sought to be initiated with any of its officers, directors, agents and affiliates.

(c) Nothing contained in this Section 8.7 shall prohibit any officer or director of Neighbors from taking any action that the Board of Directors of Neighbors shall determine in good faith, after consultation with legal counsel, is required by law or is required to discharge his or her fiduciary duties to Neighbors and its shareholders.

(d) Neighbors shall immediately cease and cause to be terminated all existing discussions or negotiations with any persons conducted with respect to any Acquisition Transaction except those contemplated by this Agreement.

(e) Each Party shall promptly advise the other Party following the receipt of any Acquisition Proposal and the details thereof and advise the other Party of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof.

8.8 Press Releases. Prior to the Effective Time, Neighbors and SBKC shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.8 shall be deemed to prohibit any Party from making any disclosure its legal counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

8.9 Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

8.10 Charter Provisions. Neighbors shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under Neighbors’ Articles of Incorporation, Bylaws or other governing instruments or restrict or impair the ability of SBKC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Neighbors that may be directly or indirectly acquired or controlled by them.

8.11 Agreement of Affiliates. Neighbors has disclosed in Section 8.11 of the Neighbors Disclosure Memorandum all Persons whom it reasonably believes is an “affiliate” of Neighbors for purposes of Rule 145 under the 1933 Act. Neighbors shall use its reasonable efforts to cause each such Person to deliver to SBKC not later than 30 days after the date of this Agreement, a written agreement, substantially in the form of Exhibit “A.”

8.12 Indemnification and Insurance.

SBKC covenants and agrees that:

(a) all rights to indemnification (including, without limitation, rights to mandatory advancement of expenses) and all limitations of liability existing in favor of indemnified parties under Neighbors’ Articles of Incorporation and Bylaws as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Effective Time (an “Indemnified Party”) shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period concurrent with the applicable statute of limitations; provided, however, that all rights to indemnification in respect of any claim asserted or made as to which SBKC is notified in writing within such period shall continue until the final disposition of such claim. Without limiting the foregoing, in any case in which approval is required to effect any indemnification, the determination of any such approval shall be made, at the election of the Indemnified Party, by independent counsel mutually agreed upon between SBKC and the Indemnified Party.

(b) Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against SBKC under such subparagraph, notify SBKC in writing of the commencement thereof. In case any such action shall be brought against any Indemnified Party, SBKC shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and, after notice from SBKC to such Indemnified Party of its election so to assume the defense thereof, SBKC shall not be liable to such Indemnified Party under such subparagraph for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party; provided, however, if SBKC elects not to assume such defense or if counsel for the Indemnified Party advises SBKC in writing that there are material substantive issues that raise conflicts of interest between SBKC or Neighbors and the Indemnified Party, such Indemnified Party may retain counsel satisfactory to it, and SBKC shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received. Notwithstanding the foregoing, SBKC shall not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties in respect of such claim unless in the reasonable judgment of an Indemnified Party a conflict of interest exists between an Indemnified Party and any other Indemnified Parties in respect to such claims.

(c) Neighbors shall cause the persons serving as officers or directors of Neighbors or Neighbors Bank, immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by Neighbors with respect to acts or omissions occurring prior to or at the respective effective times that were committed by such officers and directors in their capacity as such; provided that (i) SBKC may substitute a policy or policies with at least the same coverage and amounts and terms and conditions that are no less advantageous (or with Neighbors’ consent, give prior to the Effective Time, any other policy); and (ii) the aggregate premium to be paid by Neighbors for such insurance shall not exceed 150% of the most current annual premium paid by Neighbors for its directors and officers liability insurance, without SBKC’s prior approval.

(d) If SBKC or any of its successors or assigns (i) shall consolidate with or merge into any corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of SBKC shall assume the obligations set forth in this Section 8.12.

(e) The provisions of this Section 8.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

8.13 Employee Benefits and Contracts. Following the Effective Time, SBKC shall provide generally to officers and employees of the Neighbors Entities (who continue employment with SBKC or any of its Subsidiaries) employee benefits on terms and conditions which, when taken as a whole, are substantially similar to those then currently provided by SBKC to its other similarly situated officers and employees. For purposes of benefit accrual (but only for purposes of determining benefits accruing under payroll practices such as vacation policy or under fringe benefit programs that do not rise to the level of a “plan” within the meaning of Section 3(3) of ERISA), eligibility to participate and vesting determinations in connection with the provision of any such employee benefits, service with the Neighbors Entities prior to the Effective Date shall be counted. SBKC shall also honor in accordance with their terms all employment, severance, consulting, option and other contracts of a compensatory nature to the extent disclosed in Section 8.13 of the Neighbors Disclosure Memorandum between any Neighbors Entity and any current or former director, officer or employee thereof, and no other contracts of the types described that are not so disclosed shall be deemed to be assumed by SBKC by reason of this Section 8.13. If, during the calendar year in which falls the Effective Time, SBKC shall terminate any “group health plan,” within the meaning of Section 4980B(g)(2) of the Internal Revenue Code, in which one or more Neighbors Entities employees participated immediately prior to the Effective Time (a “Neighbors Plan”), SBKC shall use its best efforts to cause any successor group health plan to waive any underwriting requirements; to give credit for any such Neighbors Entities employee’s participation in the Neighbors Plan prior to the Effective Time for purposes of applying any pre-existing condition limitations set forth therein; and to give credit for covered expenses paid by any such Neighbors Entities employee under a Neighbors Plan prior to the Effective Time towards satisfaction of any annual deductible limitation and out-of pocket maximum applied under such successor group health plan. SBKC also shall be considered a successor employer for and shall provide to “qualified beneficiaries,” determined immediately prior to the Effective Time, under any Neighbors Plan appropriate “continuation coverage” (as those terms are defined in Section 4980B of the Internal Revenue Code) following the Effective Time under either the Neighbors Plan or any successor group health plan maintained by SBKC. At the request of SBKC, Neighbors will take all appropriate action to terminate, prior to the Effective Time, any retirement plan maintained by the Neighbors Entities that is intended to be qualified under Section 401(a) of the Internal Revenue Code.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6:

(a) Shareholder Approval. The shareholders of Neighbors shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and, by the provisions of any governing instruments.

(b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority that is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

(c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Neighbors Material Adverse Effect or an SBKC Material Adverse Effect, as applicable. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

(d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action that prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

(e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of SBKC Common Stock issuable pursuant to the Merger shall have been received.

(f) Nasdaq Listing. The shares of SBKC Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq National Market.

(g) Tax Matters. Each Party shall have received a written opinion of counsel from Troutman Sanders LLP, in form reasonably satisfactory to such Parties (the “Tax Opinion”), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and (ii) the exchange in the Merger of Neighbors Common Stock for SBKC Common Stock will not give rise to gain or loss to the shareholders of Neighbors with respect to such exchange (except to the extent of any cash received).

(h) Opinion of Financial Advisor. Neighbors shall have received the opinion of Burke Capital Group, L.L.C., to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of Neighbors Common Stock is fair, from a financial point of view, to such holders, a signed copy of which shall have been delivered to SBKC.

(i) Employment Agreements. SBKC shall have executed mutually satisfactory employment agreements with Messrs. Baldwin, Eason and Mynatt.

9.2 Conditions to Obligations of SBKC. The obligations of SBKC to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by SBKC pursuant to Section 11.6(a):

(a) Representations and Warranties. The representations and warranties of Neighbors set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date), except for inaccuracies that are not reasonably likely to have a Neighbors Material Adverse Effect.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Neighbors to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. Neighbors shall have delivered to SBKC (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to Neighbors, Section 9.2(a) (qualified as to such officer’s Knowledge with respect to such matters as the parties may deem appropriate) and Section 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Neighbors’ Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as SBKC and its counsel shall request.

(d) Opinion of Counsel. Neighbors shall have delivered to SBKC an opinion of Powell Goldstein LLP, dated as of the Closing Date, covering those matters set forth in Exhibit “C” hereto, which opinion may be rendered in accordance with the Interpretive Standards on Legal Opinions to Third Parties in Corporate Transactions promulgated by the Corporate and Banking Law Section of the State Bar of Georgia (January 1, 1992) or the American Bar Association (the “Interpretive Standards”).

(e) Affiliate Agreements. SBKC shall have received from each director and executive officer of Neighbors disclosed in Section 8.11 of the Neighbors Disclosure Memorandum the affiliates letter referred to in Section 8.11.

(f) Equity Rights. All outstanding Equity Rights relating to the capital stock of Neighbors shall either have been exercised prior to the Effective Time or shall be cancelled in the conversion of the Neighbors Common Stock Equivalents in the Merger pursuant to Section 3.1(b).

(g) Noncompete Agreements. SBKC shall have received from each director and executive officer of Neighbors a signed mutually satisfactory noncompete agreement providing that for a period of two years after the Effective Time, such director will not serve on the board of directors of any financial institution (or holding company therefore) with offices located within 15 miles of the main office of Neighbors in Alpharetta, Georgia.

9.3 Conditions to Obligations of Neighbors. The obligations of Neighbors to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Neighbors pursuant to Section 11.6(b):

(a) Representations and Warranties. The representations and warranties of SBKC set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date), except for inaccuracies that are not reasonably likely to have an SBKC Material Adverse Effect.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of SBKC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. SBKC shall have delivered to Neighbors (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to SBKC, Section 9.3(a) (qualified as to such officer’s Knowledge with respect to such matters as the parties may deem appropriate) and Section 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by SBKC’s Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Neighbors and its counsel shall request.

(d) Opinion of Counsel. SBKC shall have delivered to Neighbors an opinion of Troutman Sanders LLP, counsel to SBKC, dated as of the Closing Date, covering those matters set forth in Exhibit “B” hereto, which opinion may be rendered in accordance with the Interpretive Standards.

(e) Appointment of Director. SBKC shall have elected the Appointed Director to the SBKC Board of Directors.

ARTICLE 10

TERMINATION

10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Neighbors, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual written consent of the Boards of Directors of SBKC and Neighbors; or

(b) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach (provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (d) below) and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Neighbors Material Adverse Effect or an SBKC Material Adverse Effect, as applicable, on the breaching Party; or

(c) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Neighbors fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon; or

(d) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by September 30, 2006, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(d); or

(e) By the Board of Directors of either Party in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or waived by the date specified in Section 10.1(d), provided that the failure to consummate the Merger is not caused by the Party electing to terminate pursuant to this Section 10.1(e); or

(f) By the Board of Directors of SBKC if the Board of Directors of Neighbors:

(i) shall withdraw, modify or change its recommendation to the Neighbors shareholders with respect to this Agreement or the Merger or shall have resolved to do any of the foregoing or;

(ii) either recommends to the Neighbors shareholders or affirmatively approved any Acquisition Transaction or makes any announcement of any agreement to enter into an Acquisition Transaction; or

(g) By the Board of Directors of Neighbors if Neighbors receives a bona fide written offer with respect to an Acquisition Transaction, and the Board of Directors of Neighbors determines in good faith, after consultation with its financial advisors and counsel, that such Acquisition Transaction is more favorable to Neighbors’ shareholders than the transactions contemplated by this Agreement; or

(h) By the Board of Directors of SBKC if the holders of more than 10% in the aggregate of the Neighbors Common Stock outstanding immediately prior to the record date for the Shareholders Meeting vote such shares against this Agreement or the Merger at any meeting called for the purpose of voting thereon and exercise their dissenters’ rights in accordance with Article 13 of the GBCC; or

(i) Pursuant to the provisions of Section 3.1(c) if the parties are unable to reach agreement as provided therein.

10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.6(b) shall survive any such termination and abandonment.

10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Article 10 and Articles 1, 2, 3, 4 and 11 and Sections 8.6 and 8.12.

10.4 Termination Payment. If this Agreement is terminated by either of the Parties pursuant to subsection 10.1(f) or 10.1(g), then Neighbors (or its successor) shall pay or cause to be paid to SBKC, as liquidated damages and not as a penalty, upon demand a termination payment of $1.4 million payable in same day funds.

10.5 Reimbursement of Expenses. Notwithstanding the provisions of Section 11.2 of this Agreement, if this Agreement is terminated pursuant to subsection 10.1(b), the breaching Party shall pay the non-breaching Party an amount equal to the reasonable and documented fees and expenses incurred by such non-breaching Party in connection with the examination and investigation of the breaching Party, the preparation and negotiation of this Agreement and related agreements, regulatory filings and other documents related to the transactions contemplated hereunder, including, without limitation, fees and expenses of investment banking consultants, accountants, attorneys and other agents. Final settlement with respect to payment of such fees and expenses shall be made within 30 days after the termination of this Agreement. This Section 10.5 shall be the non-breaching Party’s sole and exclusive remedy for actionable breach by the breaching Party under this Agreement.

ARTICLE 11

MISCELLANEOUS

11.1 Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Acquisition Proposal” with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of or other business combination involving the acquisition of such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

“Acquisition Transaction” shall mean: (i) any merger, consolidation, share exchange, business combination or other similar transaction (other than the transactions contemplated by this Agreement); (ii) any sale, lease, transfer other disposition of all or substantially all of the assets of Neighbors, or the beneficial ownership or 15% or more of any class of Neighbors capital stock; or (iii) any acquisition, by any person or group, of the beneficial ownership of 15% or more of any class of Neighbors capital stock.

“Affiliate” of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall mean this Agreement and Plan of Reorganization, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

“Cash Consideration” shall mean an amount equal to (i) $1,819,000 less (ii) the dollar amount equal to (A) $1,819,000 multiplied by (B) the Dissenter Ratio.

“Closing Date” shall mean the date on which the Closing occurs.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Dissenter Ratio” shall mean the ratio equal to (i) the number of Dissenting Shares divided by (ii) the number of shares of Neighbors Common Stock outstanding immediately prior to the Effective Time.

“Environment” shall mean any soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, natural or artificial drainage systems, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, biota, and any other environmental media or natural resource.

“Environmental Laws” shall mean any federal, state or local law, statute, ordinance, code, rule, regulation, license, authorization, decision, order, injunction, decree, or rule of common law (including but not limited to nuisance or trespass claims), and any judicial interpretation of any of the foregoing, which pertains to health, safety, any Hazardous Material, or the Environment (including, but not limited to, ground, air, water or noise pollution or contamination, and underground or above-ground storage tanks) and shall include without limitation, the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq. (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”); the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq. and any other state or federal environmental statutes, and all rules, regulations, orders and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.

“Equity Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, script, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exhibits” A through C, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached thereto.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“GAAP” shall mean generally accepted accounting principles, consistently applied during the periods involved.

“GBCC” shall mean the Georgia Business Corporation Code.

“Hazardous Material” shall mean any substance, whether solid, liquid or gaseous: (i) which is listed, defined or regulated as a “hazardous substance,” “hazardous waste,” “contaminant,” or “solid waste,” or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law; (ii) which is or contains asbestos, radon, any polychlorinated biphenyl, polybrominated diphenyl ether, urea formaldehyde foam insulation, explosive or radioactive material, or motor fuel, petroleum product, constituent or by-product, or other petroleum hydrocarbons; or (iii) which causes a contamination or nuisance, or a hazard, or threat of the same, to public health, human health or the Environment.

“Intellectual Property” shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge after due inquiry of the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, executive or other vice president of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

“Law” shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

“Litigation” shall mean any action, arbitration, cause of action, claim, charge, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Merger Consideration” shall mean the value of the total consideration payable to holders of the Outstanding Neighbors Shares and Dissenting Shares pursuant to this Agreement, which shall have a deemed value of $30,619,000.

“Merger Consideration per Share” shall mean the Merger Consideration divided by the aggregate number of shares of Neighbors Common Stock and Neighbors stock options and warrants outstanding immediately prior to the Effective Time.

“Nasdaq National Market” shall mean the National Market System of The Nasdaq Stock Market, Inc.

“Neighbors Common Stock” shall mean the $0.50 par value common stock of Neighbors.

“Neighbors Common Stock Equivalent” shall mean: (i) one share in the case of shares of Neighbors Common Stock that are outstanding immediately prior to the Effective Time; and (ii) for options or warrants to purchase Neighbors Common Stock that are outstanding immediately prior to the Effective Time, the Net Equivalent Value of such option or warrant divided by the Merger Consideration per share.

“Neighbors Disclosure Memorandum” shall mean the written information entitled “Neighbors Disclosure Memorandum” delivered prior to the date of this Agreement to SBKC describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“Neighbors Entities” shall mean, collectively, Neighbors and Neighbors Bank.

“Neighbors Financial Statements” shall mean (i) the audited balance sheets (including related notes and schedules, if any) of Neighbors as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) as filed by Neighbors in SEC Documents, and (ii) the unaudited consolidated balance sheets (including related notes and schedules, if any) of Neighbors as of September 30, 2005, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the nine month period ended September 30, 2005, as delivered by Neighbors to SBKC prior to execution of this Agreement.

“Neighbors Material Adverse Effect” shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of the Neighbors Entities, taken as a whole, or (ii) the ability of Neighbors to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of Neighbors taken with the prior informed written Consent of SBKC in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of Neighbors, including expenses incurred by Neighbors in consummating the transactions contemplated by this Agreement.

“Net Equivalent Value” shall mean, for a given Neighbors stock option or warrant, the product of (A) the Merger Consideration per Share minus the option or warrant’s exercise price per share and (B) the number of shares of Neighbors Common Stock underlying such option or warrant.

“Operating Property” shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Participation Facility” shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” shall mean either Neighbors or SBKC, and “Parties” shall mean both Neighbors and SBKC.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Pro Rata Share” shall mean the quotient obtained by dividing (i) the number one by (ii) the total number of Outstanding Neighbors Shares as of the Effective Time.

“Proxy Statement” shall mean the proxy statement used by Neighbors to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of SBKC relating to the issuance of the SBKC Common Stock to holders of Neighbors Common Stock.

“Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by SBKC under the 1933 Act with respect to the shares of SBKC Common Stock to be issued to the shareholders of Neighbors in connection with the transactions contemplated by this Agreement.

“Regulatory Authorities” shall mean, collectively, the SEC, the Nasdaq National Market, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Department of Banking and Finance of the State of Georgia, the Office of Thrift Supervision and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

“Release” or “Released” means any spilling, leaking, pumping, pouring, emptying, injecting, emitting, discharging, depositing, escaping, leaching, migration, filtration, pouring, seepage, disposal, dumping, or other releasing into the indoor or outdoor Environment, whether intentional or unintentional, including, without limitation, the movement of Hazardous Materials in, on, under or through the Environment.

“Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

“SEC Documents” shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Shareholders’ Meeting” shall mean the meeting of the shareholders of Neighbors to be held pursuant to this Agreement, including any adjournment or adjournments thereof.

“SBKC Common Stock” shall mean the $1.00 par value common stock of SBKC.

“SBKC Disclosure Memorandum” shall mean the written information entitled “SBKC Disclosure Memorandum” delivered prior to the date of this Agreement to Neighbors describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“SBKC Entities” shall mean, collectively, SBKC and all SBKC Subsidiaries.

“SBKC Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of SBKC as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), as filed by SBKC in SEC Documents, and (ii) the unaudited consolidated balance sheets (including related notes and schedules, if any) of SBKC as of September 30, 2005, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), as delivered by SBKC to Neighbors prior to execution of this Agreement.

“SBKC Material Adverse Effect” shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of SBKC and its Subsidiaries, taken as a whole, or (ii) the ability of SBKC to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of SBKC (or any of its Subsidiaries) taken with the prior informed written Consent of Neighbors in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of SBKC, including expenses incurred by SBKC in consummating the transactions contemplated by this Agreement.

“SBKC Subsidiaries” shall mean the Subsidiaries of SBKC and any corporation, bank, savings association, or other organization acquired as a Subsidiary of SBKC in the future and held as a Subsidiary by SBKC at the Effective Time.

“Stock Consideration” shall mean the number of shares of SBKC Common Stock equal to (i) 1,233,404 minus (ii) the product of (A) 1,233,404 and (B) the Dissenter Ratio. Solely for purposes of calculating the deemed value of the Merger Consideration, each share of SBKC Common Stock issued as stock consideration shall have a fixed deemed value of $23.35.

“Subsidiaries” shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Tax Return” shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Tax” or “Taxes” shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

(b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

11.2 Expenses. Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

11.3 Brokers and Finders. Except as disclosed in Section 11.3 of the Neighbors Disclosure Memorandum and of the SBKC Disclosure Memorandum, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Neighbors or by SBKC, each of Neighbors and SBKC, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.

11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Neighbors Common Stock, there shall be made no amendment that pursuant to Section 14-2-1106 of the GBCC requires further approval by such shareholders without the further approval of such shareholders; and further provided, that after any such approval by the holders of Neighbors Common Stock, the provisions of this Agreement relating to the manner or basis in which shares of Neighbors Common Stock will be exchanged for shares of SBKC Common Stock shall not be amended after the Neighbors Shareholders’ Meeting in a manner adverse to the holders of Neighbors Common Stock without any requisite approval of the holders of the issued and outstanding shares of Neighbors Common Stock entitled to vote thereon.

11.6 Waivers.

(a) Prior to or at the Effective Time, SBKC, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Neighbors, to waive or extend the time for the compliance or fulfillment by Neighbors of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of SBKC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of SBKC.

(b) Prior to or at the Effective Time, Neighbors, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by SBKC, to waive or extend the time for the compliance or fulfillment by SBKC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Neighbors under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Neighbors.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Neighbors:	Neighbors Bancshares, Inc.
2380 Old Milton Parkway
Alpharetta, Georgia 30004
Attention: Chairman

With a copy to:	Walter G. Moeling, IV, Esq.
Powell Goldstein LLP
1201 West Peachtree Street, N.E
Atlanta, Georgia 30309

SBKC:	Security Bank Corporation
P. O. Box 4748
Macon, Georgia 31208-4748
Attention: H. Averett Walker, President
and Chief Executive Officer

With a copy to:	Thomas O. Powell, Esq.
Troutman Sanders LLP
600 Peachtree Street NE
Suite 5200
Atlanta, Georgia 30308-2216

11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws.

11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.11 Captions; Articles and Sections. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

11.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

11.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[Signatures appear on next page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

SECURITY BANK CORPORATION

By:	/s/ H. Averett Walker
H. Averett Walker
President and Chief Executive Officer

NEIGHBORS BANCSHARES, INC.

By:	/s/ Phil Baldwin
Phil Baldwin
President and Chief Executive Officer

APPENDIX 1

Bank Stocks to be Used in Calculation of Index Ratio

Name	Symbol	City	State
Capital City Bank Group Inc.	CCBG	Tallahassee	FL

First Community Bancshares Inc	FCBC	Bluefield	VA

Union Bankshares Corp.	UBSH	Bowling Green	VA

Bank of the Ozarks Inc.	OZRK	Little Rock	AR

First Bancorp	FBNC	Troy	NC

Virginia Financial Group	VFGI	Culpeper	VA

Seacoast Banking Corp. of FL	SBCF	Stuart	FL

SCBT Financial Corp.	SCBT	Columbia	SC

GB&T Bancshares Inc.	GBTB	Gainesville	GA

Fidelity Southern Corp.	LION	Atlanta	GA

Southern Community Financial	SCMF	Winston-Salem	NC

Cardinal Financial Corp.	CFNL	McLean	VA

BancTrust Financial Group Inc.	BTFG	Mobile	AL

Virginia Commerce Bancorp Inc.	VCBI	Arlington	VA

Bank of Granite Corp.	GRAN	Granite Falls	NC

EXHIBIT “A”

AFFILIATE AGREEMENT

Security Bank Corporation

Attention: President

Ladies and Gentlemen:

The undersigned is a shareholder of Neighbors (“Neighbors”), a corporation organized under the laws of the State of Georgia and located in Alpharetta, Georgia, and will become a shareholder of Security Bank Corporation (“SBKC”) pursuant to the transactions described in the Agreement and Plan of Reorganization, dated as of November 22, 2005 (the “Agreement”), by and between Neighbors and SBKC. Under the terms of the Agreement, Neighbors will be merged into and with SBKC (the “Merger”), and the shares of the $0.50 par value common stock of Neighbors (“Neighbors Common Stock”) will be converted into and exchanged for cash and shares of the $1.00 par value common stock of SBKC (“SBKC Common Stock”). This Affiliate Agreement represents an agreement between the undersigned and SBKC regarding certain rights and obligations of the undersigned in connection with the shares of SBKC Common Stock to be received by the undersigned as a result of the Merger.

In consideration of the benefits the undersigned will receive as a shareholder of Neighbors and the mutual covenants contained herein, the undersigned and SBKC hereby agree as follows:

1. Vote on the Merger. The undersigned agrees to vote all shares of Neighbors Common Stock that the undersigned owns beneficially or of record in favor of approving the Agreement, unless SBKC is then in breach or default in any material respect as regards any covenant, agreement, representation or warranty as to it contained in the Agreement; provided, however, that nothing in this sentence shall be deemed to require the undersigned to vote any shares of Neighbors Common Stock over which he or she has or shares voting power solely in a fiduciary capacity on behalf of any person other than Neighbors, if the undersigned determines, in good faith after consultation and receipt of an opinion of counsel, that such a vote would cause a breach of fiduciary duty to such other person.

2. Restriction on Transfer. The undersigned further agrees that he or she will not, without the prior written consent of SBKC, transfer any shares of Neighbors Common Stock prior to the Effective Date, as that term is set forth in the Agreement, except by operation of law, by will, or under the laws of descent and distribution.

3. Affiliate Status. The undersigned understands and agrees that as to Neighbors the undersigned is an “affiliate” under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (“1933 Act”), and the undersigned anticipates that the undersigned will be such an “affiliate” at the time of the Merger.

4. Covenants and Warranties of Undersigned. The undersigned represents, warrants and agrees that SBKC has informed the undersigned that any distribution by the undersigned of SBKC Common Stock has not been registered under the 1933 Act and that shares of SBKC Common Stock received pursuant to the Merger for a period of one (1) year after the Effective Time can only be sold by the undersigned (i) following registration under the 1933 Act, or (ii) in conformity with the volume and other requirements of Rule 145(d) promulgated by the SEC as the same now exist or may hereafter be amended, or (iii) to the extent some other exemption from registration under the 1933 Act might be available. The undersigned understands that SBKC is under no obligation to file a registration statement with the SEC covering the disposition of the undersigned’s shares of SBKC Common Stock.

5. Understanding of Restrictions on Dispositions. The undersigned has carefully read the Agreement and this Affiliate Agreement and discussed their requirements and impact upon his or her ability to sell, transfer or otherwise dispose of the shares of SBKC Common Stock received by the undersigned in connection with the Merger, to the extent he or she believes necessary, with his or her counsel or counsel for Neighbors.

6. Filing of Reports by SBKC. SBKC agrees, for a period of two years after the effective date of the Merger, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), so that the public information provisions of Rule 145(d) promulgated by the SEC as the same are presently in effect will be available to the undersigned in the event the undersigned desires to transfer any shares of SBKC Common Stock issued to the undersigned pursuant to the Merger.

7. Miscellaneous. This Affiliate Agreement is the complete agreement between SBKC and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Affiliate Agreement shall be governed by the laws of the State of Georgia.

8. Capitalized Terms. All capitalized terms in this Affiliate Agreement shall have the same meaning as given such terms of the Agreement and Plan of Merger by and between Security Bank Corporation and Neighbors.

This Affiliate Agreement is executed as of the          day of                     , 2005.

Very truly yours,

Signature

Print Name

Address
Telephone No.

AGREED TO AND ACCEPTED as of
, 2005

SECURITY BANK CORPORATION

By:
Its:

EXHIBIT “B”

MATTERS AS TO WHICH

TROUTMAN SANDERS LLP WILL OPINE

Capitalized terms used in this Exhibit shall have the meaning set forth in the Agreement. The opinion to be delivered pursuant to Section 9.3(d) of the Agreement may, at the option of the opinion giver, be delivered in accordance with the standards set forth under the Report on Legal Opinions to Third Parties in Corporate Transactions (January 1, 1992) published by the Executive Committee of the Corporate and Banking Law Section of the State Bar of Georgia.

1. SBKC is a bank holding company existing and in good standing under the laws of the State of Georgia with corporate power and authority to conduct its business and to own and use its Assets.

2. SBKC’s authorized capital stock consists of              shares of SBKC Common Stock, of which, to our knowledge,              shares were outstanding as of                     , 2005 and              shares were outstanding as of the Closing Date. To our knowledge, the shares of SBKC Common Stock have been duly authorized and validly issued, were not issued in violation of any statutory preemptive rights of shareholders and are fully paid and nonassessable.

3. The execution and delivery by SBKC of the Agreement do not, and if SBKC were now to perform its obligations under the Agreement such performance would not, violate or contravene any provision of the Articles of Incorporation or Bylaws of SBKC or, to our knowledge but without any independent investigation, result in any material breach of, or default or acceleration under any mortgage, agreement, lease, indenture or other instrument, order, judgment or decree to which any SBKC Entity is a party or by which either is bound.

4. The Agreement has been duly and validly executed and delivered by SBKC, and, assuming valid authorization, execution and delivery by Neighbors, constitutes a valid and binding agreement of SBKC enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

5. The shares of SBKC Common Stock to be issued to the shareholders of Neighbors as contemplated in the Agreement have been registered under the Securities Act of 1933, as amended, and when issued and delivered following consummation of the Merger will be fully paid and nonassessable under the Georgia Business Corporation Code.

EXHIBIT “C”

MATTERS AS TO WHICH

POWELL GOLDSTEIN LLP OR WILL OPINE

Capitalized terms used in this Exhibit shall have the meaning set forth in the Agreement. The opinion to be delivered pursuant to Section 9.2(d) of the Agreement may, at the option of the opinion giver, be delivered in accordance with the standards set forth under the Report on Legal Opinions to Third Parties in Corporate Transactions (January 1, 1992) published by the Executive Committee of the Corporate and Banking Law Section of the State Bar of Georgia.

1. Neighbors is a bank holding company existing and in good standing under the laws of the State of Georgia with corporate power and authority to conduct its business and to own and use its Assets.

2. Neighbors’ authorized capital stock consists of      shares of Neighbors Common Stock, of which, to our knowledge,              shares were outstanding as of     , 2005 and              shares were outstanding as of the Closing Date. To our knowledge, the shares of Neighbors Common Stock have been duly authorized and validly issued, were not issued in violation of any statutory preemptive rights of shareholders, and are fully paid and nonassessable. To our knowledge, there are no options, subscriptions, warrants, calls, rights or commitments obligating Neighbors to issue or acquire any of its equity securities.

3. The execution and delivery by Neighbors of the Agreement do not, and if Neighbors were now to perform its obligations under the Agreement, such performance would not, violate or contravene any provision of the Articles of Incorporation or Bylaws of Neighbors or, to our knowledge but without any independent investigation, result in any material breach of, or default or acceleration under, any mortgage, agreement, lease, indenture or other instrument, order, judgment or decree to which Neighbors is a party or by which either is bound.

4. The Agreement has been duly and validly executed and delivered by Neighbors and assuming valid authorization, execution and delivery by SBKC, constitutes a valid and binding agreement of Neighbors enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.